--------------------------------------------------------------------------------

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 14, 1999


                          Allied Waste Industries, Inc.
               (Exact name of registrant as specified in charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



                0-19285                                     88-0228636

       (Commission File Number)                (IRS Employer Identification No.)


    15880 N. Greenway-Hayden Loop, Suite 100
               Scottsdale, Arizona                            85260
    (Address of principal executive offices)                (Zip Code)


        Registrant's telephone number, including area code (480) 627-2700


                                 Not Applicable
          (Former name or former address, if changed since last report)



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Item 5.  Other Events

         On July 30, 1999, Allied Waste Industries, Inc. ("Allied") completed the acquisition of Browning-Ferris Industries, Inc. ("BFI") under which Allied acquired BFI for $45 in cash per BFI common share. The transaction was structured as a merger of BFI with a subsidiary of Allied and was subject to the satisfaction of certain conditions. Allied recently entered into (1) an agreement to sell BFI's medical waste operations to Stericycle, Inc. for approximately $440.0 million,
         (2) an agreement to sell BFI's Canadian solid waste operations to Waste Management, Inc. for approximately $501.0 million, (3) an agreement to sell certain assets of BFI Gas Services, Inc. to Gas Recovery Systems, Inc. for approximately $78.0 million and (4) an agreement to sell BFI's equity interest in SITA, S.A. owned by BFI to Suez Lyonnaise des Eaux, S.A. which was completed for approximately $444.0 million. The financial statements and pro forma financial statements included herein are for informational purposes and should be read in connection with the Form 8-K filed on March 16, 1999 announcing this transaction and the Agreement and Plan of Merger.


Item 7.  Financial Statements and Exhibits

  (a)      Financial Statements of BFI

             (i) Consolidated Statements of Income for the Three Months and Nine Months Ended June 30, 1999 and
                    1998 (unaudited)
             (ii) Consolidated Balance Sheets as of June 30, 1999 (unaudited) and September 30, 1998
            (iii) Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 1999 and 1998 (unaudited)
            (iv)    Notes to Consolidated Financial Statements (unaudited)


  (b)      Pro Forma Combined Financial Statements of Allied

             (i)    Introduction
             (ii)   Pro Forma Combined Balance Sheet as of
                    June 30, 1999 (unaudited)
             (iii)  Pro Forma Combined Statement of Operations for the
                    Six Months Ended June 30, 1999 (unaudited)
             (iv) Pro Forma Combined Statement of Operations for the Year Ended December 31, 1998(unaudited)
             (v)    Notes to Pro Forma Combined Financial Statements (unaudited)



                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                   (unaudited)
                   (In Thousands Except for Per Share Amounts)
--------------------------------------------------------------------------------
                                 Three Months Ended         Nine Months Ended
                                       June 30,                  June 30,
                              -----------------------   ------------------------

                                 1998           1999       1998           1999
--------------------------------------------------------------------------------
Revenues                      $1,090,620    $1,042,648   $3,169,243  $3,693,107
Cost of operations               684,500       663,499    1,999,128   2,398,774
Selling, general and
  administrative expense         126,745       131,615      387,915     453,231
Depreciation and amortization
  expense                        107,820       105,956      312,333     364,598
Special charges (credits), net       --             --       19,183     (21,464)

                              ----------     ----------   ----------  ----------
Income from operations           171,555       141,578      450,684     497,968
Interest, net                     29,761        22,718       89,501      94,960
Equity in earnings of
  unconsolidated affiliates      (16,559)      (19,283)     (36,238)    (44,377)

                              ----------     ----------   ----------- ----------
Income before income taxes,
minority interest,
extraordinary item and
cumulative effects of changes
in accounting principles        158,353        138,143      397,421     447,385
Income taxes                     61,838         53,453      159,609     177,150
Minority interest in income
 of consolidated subsidiaries     1,190            489        3,711       5,933

                              ----------    -----------   ----------- ----------
Income before extraordinary
  item and cumulative effects
  of changes in accounting
  principles                     95,325         84,201      234,101     264,302
Extraordinary loss on
  redemption of debt of
  unconsolidated affiliate,
  net of income tax benefit
  of $538                           --             --           --          999
Cumulative effects of changes
  in accounting principles,
  net of income tax benefit
  of $4,611                         --             --           --        9,563

                              ----------    -----------   ----------- ----------
Net income                   $   95,325      $   84,201   $  234,101 $  253,740

                              ==========    ===========   =========== ==========

(Continued on following page)





                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                   (unaudited)
                   (In Thousands Except for Per Share Amounts)
--------------------------------------------------------------------------------
                                  Three Months Ended        Nine Months Ended
                                      June 30,                    June 30,
                                  ------------------         ------------------
                                   1998          1999         1998       1999
--------------------------------------------------------------------------------
Earnings per share:
  Basic -
    Income before extraordinary
      item and cumulative effects
      of changes in accounting
      principles                   $  .607     $  .483     $ 1.476     $ 1.440
    Extraordinary item                  --          --          --       (.005)
    Cumulative effects of changes
      in accounting principles          --          --          --       (.052)
                                   -------     -------     -------     -------
    Net income                     $  .607     $  .483     $ 1.476     $ 1.383
                                   =======     =======     =======     =======
  Diluted -
    Income before extraordinary
      item and cumulative effects
      of changes in accounting
      principles                   $  .596     $  .480     $ 1.460     $ 1.431
    Extraordinary item                  --          --          --       (.005)
    Cumulative effects of changes
      in accounting principles          --          --          --       (.052)
                                   -------     -------     -------     -------
    Net income                     $  .596     $  .480     $ 1.460     $ 1.374
                                   =======     =======     =======     =======
Number of common shares used in
computing earnings per share:

  Basic                            156,922     174,297     158,608     183,504
                                   =======     =======     =======     =======

  Diluted                          159,913     175,361     160,315     184,677
                                   =======     =======     =======     =======

Cash dividends per common
  share                            $   .19     $   .19     $   .57     $   .57
                                   =======     =======     =======     =======

The accompanying notes are an integral part of these financial statements.


                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS

------------------------------------------------------------------------
                                             June 30,      September 30,
                                               1999            1998
                                           (unaudited)
------------------------------------------------------------------------
                                                   (In Thousands)
CURRENT ASSETS:
  Cash                                      $   60,703      $   89,893
  Short-term investments                         2,296           5,812
  Receivables -
    Trade, net of allowances for doubtful
      accounts of $23,915 and $22,072          623,187         603,331
    Other                                       49,786          16,205
  Inventories                                   21,479          21,035
  Deferred income taxes                         87,524          99,695
  Prepayments and other                         77,879         101,696
                                            ----------      ----------
    Total current assets                       922,854         937,667
                                            ----------      ----------
PROPERTY AND EQUIPMENT, at cost, less
  accumulated depreciation and amortization
  of $2,246,891 and $2,223,913               2,775,291       2,812,221
                                            ----------      ----------
OTHER ASSETS:
  Cost over fair value of net tangible
    assets of acquired businesses,
    net of accumulated amortization of
    $94,726 and $83,050                        669,670         592,946
  Other intangible assets, net of
    accumulated amortization of $77,302
    and $81,959                                 82,867          70,594
  Deferred income taxes                         23,116          24,588
  Investments in unconsolidated affiliates     469,667         512,964
  Other                                         65,842          48,501
                                            ----------      ----------
    Total other assets                       1,311,162       1,249,593
                                            ----------      ----------
    Total assets                            $5,009,307      $4,999,481
                                            ==========      ==========



The accompanying notes are an integral part of these financial statements.


                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                   LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------
                                               June 30,      September 30,
                                                1999             1998
                                             (unaudited)
--------------------------------------------------------------------------
CURRENT LIABILITIES:                 (In Thousands Except for Share Amounts)
  Notes payable and current portion of
    long-term debt                             $    8,040     $    9,241
  Accounts payable                                307,348        354,916
  Accrued liabilities -
    Salaries and wages                             71,439         83,199
    Taxes, other than income                       35,997         31,238
    Other                                         332,810        332,221
  Income taxes                                      4,655          9,076
  Deferred revenues                               173,120        175,615
                                               ----------     ----------
    Total current liabilities                     933,409        995,506
                                               ----------     ----------
LONG-TERM DEBT, net of current portion          1,889,706      1,792,863
                                               ----------     ----------
OTHER LIABILITIES:
  Accrued environmental and landfill costs        379,041        392,853
  Deferred income taxes                           251,157        210,511
  Other                                           185,625        194,290
                                               ----------      ---------
    Total other liabilities                       815,823        797,654
                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES
COMMON STOCKHOLDERS' EQUITY:
  Common stock, $.16 2/3 par; 400,000,000
    shares authorized; 209,165,002 and
    208,310,631 shares issued                      34,868         34,725
  Additional paid-in capital                    1,659,221      1,631,236
  Retained earnings                             1,534,877      1,390,797
  Accumulated other comprehensive loss           (58,319)       (22,312)
  Treasury stock, 51,982,699 and 46,008,054
    shares, at cost                            (1,800,278)    (1,620,988)
                                               ----------     ----------
    Total common stockholders' equity           1,370,369      1,413,458
                                               ----------     ----------
    Total liabilities and common
      stockholders' equity                     $5,009,307     $4,999,481
                                               ==========     ==========
The accompanying notes are an integral part of these financial statements.



                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)
                                 (In Thousands)
---------------------------------------------------------------------------
                                                     Nine Months Ended
                                                          June 30,
                                                    ---------------------
                                                        1999       1998
---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $  234,101  $ 253,740
                                                    ----------  ---------
  Adjustments  to  reconcile  net  income
   to net  cash  provided  by  operating
   activities:
    Depreciation and amortization -
      Property and equipment                           289,025    327,657
      Goodwill                                          13,025     24,430
      Other intangible assets                           10,283     12,511
    Special charges (credits), net                      19,183    (21,464)
    Cumulative effects of changes in accounting
      principles                                            --      9,563
    Deferred income tax expense                         57,155      7,522
    Amortization of deferred investment tax credit        (530)      (530)
    Provision for losses on accounts receivable         15,029     16,191
    Gains on sales of fixed assets                      (4,632)    (2,180)
    Equity in earnings of unconsolidated affiliates,
     net of dividends received and extraordinary item    2,850    (12,993)
    Minority interest in income of consolidated
     subsidiaries, net of dividends paid                (1,532)     2,829
    Increase (decrease) in cash from changes in
      assets and liabilities excluding effects
      of acquisitions and divestitures -
        Trade receivables                              (46,476)   (26,630)
        Inventories                                       (759)    (5,200)
        Other assets                                    18,364     66,363
        Other liabilities                              (80,328)  (159,213)
                                                    ----------  ---------
    Total adjustments                                  290,657    238,856
                                                    ----------  ---------
   Net cash provided by operating activities           524,758    492,596
                                                    ----------  ---------




(Continued on following page)


                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)
                                 (In Thousands)
--------------------------------------------------------------------------
                                                      Nine Months Ended
                                                           June 30,
                                                    ----------------------
                                                       1999        1998
--------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                               (396,098)   (287,525)
  Payments for businesses acquired                   (118,653)    (23,505)
  Proceeds from businesses divested                   118,915     987,362
  Investments in unconsolidated affiliates            (28,014)    (35,900)
  Proceeds from disposition of assets                  17,775      41,158
  Purchases of short-term investments                 (96,687)    (76,547)
  Return of investment in unconsolidated
    affiliates                                         24,224      87,670
                                                     ---------   ---------
  Net cash provided by (used in) investing
    activities                                       (478,538)    692,713
                                                    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuances of common stock              18,233     449,186
  Proceeds from issuances of indebtedness             269,390      27,015
  Repayments of indebtedness                          (91,134)    (82,542)
  Repurchases of common stock                        (180,814) (1,500,851)
  Dividends paid                                      (91,133)   (109,190)
                                                    ---------   ---------
  Net cash used in financing activities               (75,458) (1,216,382)
                                                    ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES                            48        (875)
                                                    ---------   ---------
NET DECREASE IN CASH                                  (29,190)    (31,948)
CASH AT BEGINNING OF PERIOD                            89,893      78,746
                                                    ---------   ---------
CASH AT END OF PERIOD                               $  60,703   $  46,798
                                                    =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest, net of capitalized amounts              $  77,306   $  92,170
  Income taxes                                      $ 131,157   $ 140,382




The accompanying notes are an integral part of these financial statements.

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

    (1)  Basis of Presentation -

         The accompanying unaudited consolidated financial statements have been prepared by BFI pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary to a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in BFI's Annual Report on Form 10-K for the year ended September 30, 1998 as filed with the Securities and Exchange Commission.

         Certain reclassifications have been made in prior year financial statements to conform to the fiscal year 1999 presentation.

    (2)  Earnings Per Share -

         The following table reconciles the number of common shares outstanding with the number of common shares used in computing basic and diluted earnings per share (in thousands):

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

                                                    Nine Months Ended
                                                         June 30,
                                                   --------------------
                                                     1999         1998
                                                   -------      -------
    Common shares outstanding for purposes of
      computing earnings per share, end of period 157,182 176,224 Effect of using weighted average common
      shares outstanding                             1,426        7,280
                                                   -------      -------
    Shares used in computing earnings per
      share - basic                                158,608      183,504
    Effect of shares issuable under stock option
      plans based on the treasury stock method       1,707        1,173
                                                   -------      -------
    Shares used in computing earnings
      per share - diluted                          160,315      184,677
                                                   =======      =======

         Basic earnings per share amounts were computed by dividing earnings by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share amounts were computed considering the dilutive effect of stock options in the calculation. Options to purchase 45,000 shares of common stock at prices ranging from $43.13 to $43.38 per share were outstanding during the first nine months of fiscal 1999 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares. The 7.25% Automatic Common Exchange Securities had no effect on the computation for the periods presented prior to their settlement in June 1998.

(3)      Comprehensive Income -

         In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130 - "Reporting of Comprehensive Income" was issued establishing standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as all changes in a company's net assets except changes resulting from transactions with stockholders. BFI has adopted SFAS No. 130 effective October 1, 1998. For the three and nine month periods ended June 30, 1999 and 1998, comprehensive income is as follows (in thousands):

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

                                      Three Months          Nine Months
                                     Ended June 30,        Ended June 30,
                                   ------------------    ------------------
                                     1999      1998        1999      1998
                                   --------  --------    --------  --------
    Net income                     $ 95,325  $ 84,201    $234,101  $253,740

    Foreign currency translation
        adjustment:
        Current period translation  (10,341)    1,939     (36,007)  (44,393)
        Reversal of portion of
          cumulative translation
          adjustment in connection
          with sale of international
          operations                     --        --          --   107,642
                                   --------  --------    --------  --------
        Total foreign currency
         translation adjustment     (10,341)    1,939     (36,007)   63,249
                                   --------  --------    --------  --------
    Comprehensive income           $ 84,984  $ 86,140    $198,094  $316,989
                                   ========  ========    ========  ========

    (4)  Special Charges (Credits), Net -

    Fiscal 1999 Special Charges ($19.2 million).

         Special charges of $19.2 million ($15.7 million after income taxes) were reported for the second quarter of fiscal 1999. Included in these special charges were approximately $10.0 million of losses associated with the divestiture of certain operations in connection with the purchase and sale transaction with Allied, which closed in early April 1999. In addition, BFI incurred approximately $9.2 million of investment banking, legal and other expenses related to the merger with Allied, which are not deductible for federal income tax purposes. See Note (9) for further discussion of the merger with Allied.

    Fiscal 1998 Special Credits ($21.5 million).

         Special credits of $21.5 million ($12.9 million after income taxes) were reported for the six-month period ended March 31, 1998. These special credits are related principally to the gain of $17.9 million recognized from the sale in March 1998 of substantially all of BFI's operations outside North America to SITA, a Paris-based subsidiary of Suez Lyonnaise des Eaux. In exchange for these operations, BFI received $950 million in cash and an ownership interest of approximately 19.2% in ordinary shares of SITA. Costs associated with the sale of these operations included estimated transaction and other expenses and losses accumulated in the foreign currency translation component of common stockholders' equity (approximately $133 million). A portion of the total gain, net of expenses, was deferred in connection with BFI's continuing investment in SITA.

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

         BFI's consolidated results of operations on an unaudited pro forma basis for the nine-month period ended June 30, 1998, as though the sale of the operations outside North America had occurred on October 1, 1997 are as follows (in thousands, except per share amounts):

                                                    Nine Months Ended
                                                      June 30, 1998
                                                    -----------------
        Pro forma revenues                             $3,063,510

        Pro forma income before extraordinary item
          and cumulative effects of changes in
          accounting principles                          $243,612

        Pro forma earnings per share -
          Basic                                             $1.33
          Diluted                                           $1.32

         These pro forma results are presented for informational purposes only and do not purport to show the actual results which would have occurred had the sale of the international operations been consummated on October 1, 1997, nor should they be viewed as indicative of future results of operations. In addition, these pro forma amounts give no effect to earnings from BFI's equity investment in SITA on a pro forma basis for the period prior to consummation of the sale of the international operations. Had any such estimated earnings from BFI's investment in SITA been considered in the BFI pro forma results of operations presented above, management believes that pro forma earnings per share amounts would reflect significantly less dilution when compared with the related historical earnings per share amounts.

         The remaining amounts included in special credits were attributable principally to net gains associated with the divestiture of certain North American operations in the first six months of fiscal 1998.

    (5)  Cumulative Effects of Changes in Accounting Principles -

         On November  20,  1997,  the  Financial  Accounting  Standards  Board's
    Emerging Issues Task Force issued EITF No. 97-13, a consensus ruling requiring that certain business process reengineering costs typically capitalized by companies be expensed as incurred. The ruling further required that previously capitalized costs of this nature be written off as a cumulative effect of a change in accounting principle in the quarter containing November 20, 1997. BFI had previously capitalized these types of costs in connection with its SAP software implementation project. As a result, BFI recorded an after-tax charge of $13.8 million or $.075 diluted earnings per share in the first quarter of fiscal 1998 as the cumulative effect of a change in accounting principle.

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

         During the second quarter of fiscal 1998, BFI changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87 - "Employers' Accounting for Pensions", effective October 1, 1997. BFI has changed its method of calculating the value of assets of its plan from a calculation which recognized changes in fair value of assets over five years to recognition of changes in fair value immediately. BFI has also changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to a deferral below a 5% corridor, immediate recognition within a 5-10% corridor and amortization of gains outside this corridor over the future working careers of the participants. The new method is preferable because, in BFI's situation, it produces results which more closely match current economic realities of BFI's retirement plan through the use of the current fair value of assets while still mitigating the impact of extreme gains and losses. As a result, BFI recorded an after-tax credit of $4.2 million, or $.023 diluted earnings per share, as the cumulative effect of a change in accounting principle.

    (6)  Business Combinations -

         During the current fiscal year, BFI paid approximately $130.5 million (including additional amounts payable, principally to former owners, of $3.4 million and the issuance of 257,468 shares of BFI's common stock valued at $8.4 million) to acquire 54 solid waste businesses, which were accounted for as purchases. In connection with these acquisitions, BFI recorded other liabilities of $15.6 million. Included in the current quarter acquisitions were nine solid waste businesses acquired in connection with the purchase and sale transaction with Allied. BFI paid approximately $97.7 million and assumed liabilities of approximately $14.6 million in connection with this transaction. See Note (4) for further discussion of this transaction. The results of these business combinations are not material to BFI's consolidated results of operations or financial position.

         During the fiscal year ended September 30, 1998, BFI paid approximately $25.5 million (including additional amounts payable, principally to former owners, of $0.7 million and the issuance of 7,089 shares of BFI's common stock valued at $0.2 million) to acquire 30 solid waste businesses, which were accounted for as purchases. In connection with these acquisitions, BFI recorded additional interest-bearing indebtedness of $0.2 million and other liabilities of $1.5 million. The results of these business combinations were not material to BFI's consolidated results of operations or financial position.

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

         The results of all businesses acquired in fiscal years 1999 and 1998 have been included in the consolidated financial statements from the dates of acquisition. In allocating purchase price, the assets acquired and liabilities assumed in connection with BFI's acquisitions have been initially assigned and recorded based on preliminary estimates of fair value and may be revised, as additional information concerning the valuation of such assets and liabilities becomes available. As a result, the financial information included in BFI's consolidated financial statements is subject to adjustment prospectively as subsequent revisions in estimates of fair value, if any, are necessary.

    (7)  Long-Term Debt -
        Long-term debt at June 30, 1999 and September 30, 1998, was as follows (in thousands):
                                              June 30,    September 30,
                                                1999          1998
                                            ------------  -------------
   Senior indebtedness:
     6.10% Senior Notes, net of
       unamortized discount of $812
       and $986                              $  155,877    $  155,703
     6.375% Senior Notes, net of
       unamortized discount of $1,249
       and $1,360                               159,951       159,840
     7 7/8% Senior Notes, net of
       unamortized discount of $149
       and $169                                  69,352        69,332
     7.40% Debentures, net of
       unamortized discount of
       $1,685 and $1,720                        358,315       358,280
     9 1/4% Debentures                           99,500        99,500
     Solid waste revenue bond
       obligations                              254,497       220,044
     Other notes payable                         40,709        46,790
                                             ----------    ----------
                                              1,138,201     1,109,489
     Commercial paper and short-term
       facilities to be refinanced              759,545       692,615
                                             ----------    ----------
     Total long-term debt                     1,897,746     1,802,104
     Less current portion                         8,040         9,241
                                             ----------    ----------
     Long-term debt, net of current
       portion                               $1,889,706    $1,792,863
                                             ==========    ==========

        Certain outstanding borrowings classified as long-term debt as of June 30, 1999 have been classified as long-term based upon a commitment by Allied management to provide long-term financing as such debt becomes due and payable by BFI. See Note (9) for further discussion of the merger with Allied. It was BFI's intention to refinance certain outstanding borrowings classified as long-term debt as of September 30, 1998 through the use of BFI's existing committed long-term bank credit agreements in the event that alternative long-term refinancing was not arranged. A summary of such outstanding borrowings classified as long-term debt as of June 30, 1999 and September 30, 1998 is as follows (amounts in thousands):

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

                                            June 30,      September 30,
                                              1999            1998
                                          ------------    -------------
          United States -
            Commercial paper                $508,337        $590,676
            Market Value Put Securities      251,208              --
            Other                                 --         101,939
                                            --------        --------
                                            $759,545        $692,615
                                            ========        ========

        On January 15, 1999, BFI issued $250 million of Market Value Put Securities ("MVPs"). The MVPs bear interest at 6.08% and are subject to a mandatory put on January 18, 2000. First Chicago Capital Markets, Inc. holds an option to remarket the MVPs on that date for an additional two-year term. Proceeds from the MVPs were used to repay a portion of BFI's commercial paper balances.

   (8)  Commitments and Contingencies -

   Legal Proceedings.

        BFI and certain subsidiaries are involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

        While the final resolution of any matter may have an impact on BFI's consolidated financial results for a particular quarterly or annual reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of BFI.

   Environmental Proceedings.

        BFI and certain subsidiaries are involved in various environmental matters or proceedings, including original or renewal permit application proceedings in connection with the establishment, operation, expansion, closure and post-closure activities of certain landfill disposal facilities, and proceedings relating to governmental actions resulting from the involvement of various subsidiaries of BFI with certain waste sites (including Superfund sites), as well as other matters or claims that could result in additional environmental proceedings.

        While the final resolution of any matter may have an impact on BFI's consolidated financial results for a particular quarterly or annual reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of BFI.

                BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

   (9)  Subsequent Events

   Merger with Allied.

        On July 30, 1999, BFI was acquired by Allied pursuant to the definitive merger agreement entered into in March 1999. Under the terms of the agreement, Allied paid $45 in cash for each outstanding share of BFI's common stock, or a total of approximately $7.5 billion in cash and assumed approximately $1.9 billion in debt. At the effective date of the merger, BFI became a wholly-owned subsidiary of Allied. The acquisition of BFI will be accounted for by Allied using the purchase method of accounting, which requires an allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as determined by Allied. BFI's consolidated financial statements present BFI prior to the merger with Allied. These consolidated financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted accounting principles which may be greater or less than the fair value of the assets and liabilities as determined by Allied.

   Divestiture of Equity Investment in SITA.

        In July 1999, BFI was requested by Allied to sell its equity investment in SITA to Suez Lyonnaise des Eaux. Prior to the effective date of the merger with Allied, July 30, 1999, BFI completed the sale of this equity investment in exchange for approximately $444 million in cash proceeds with an estimated pre-tax gain of approximately $75 million.

   Other Divestitures.

        Allied has entered into agreements to sell BFI's Canadian solid waste assets, North American medical waste assets, substantially all of the assets and certain development rights of BFI Gas Services, Inc. and certain other assets required to be sold in connection with approval of the merger transaction by the U.S. Department of Justice. Aggregate proceeds to be received from these sales, before expenses, are expected to be approximately $1.2 billion.

   Credit Rating.

        In late July 1999, credit rating agencies lowered the credit rating on BFI's debt securities due to the merger with Allied. As a result, the lessor of BFI's two corporate headquarters buildings has exercised its right to require BFI to purchase the buildings at an amount stipulated in the operating lease agreement, which is currently approximately $90 million. BFI purchased the buildings on August 9, 1999 for approximately $90 million.

                          ALLIED WASTE INDUSTRIES, INC.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

The unaudited pro forma combined balance sheet as of June 30, 1999 gives effect to the acquisition of BFI, the related financings, and the proposed sales of the medical waste operations of BFI, the Canadian operations of BFI, and certain assets of BFI Gas Services, Inc. operations and the sale of BFI's investment in SITA, S.A., as if each had occurred on June 30, 1999. The unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to these transactions as if each had occurred on January 1, 1998.

These unaudited pro forma combined financial statements do not purport to be indicative of the combined results of operations of Allied and BFI that might have occurred had the BFI acquisition been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase allocation of the BFI acquisition are preliminary and do not give effect to any appraisal and marking to fair market value of the assets and liabilities of BFI which Allied intends to do in connection with the purchase accounting to be performed subsequent to the filing of this current report. Purchase price adjustments recorded based upon information to be received in the future may have a significant impact on total assets, total liabilities, cost of operations, depreciation and amortization, goodwill amortization and interest expense. In addition, the pro forma adjustments do not reflect possible acquisition related costs relating to environmental related matters, litigation liabilities, regulatory compliance matters, restructuring, integration and abandonment of assets, which could result in significant additional charges. Purchase accounting adjustments, acquisition-related costs and other possible charges, which may arise from the acquisition of BFI, may materially impact our future combined financial position and combined financial results of operations. The pro forma combined financial statements do not give effect to other possible future sales of assets or operations or to any cost savings or other benefits of the business combination which may result from the integration of Allied's and BFI's operations.

The unaudited pro forma combined financial statements should be read in conjunction with the notes to unaudited pro forma combined financial statements, the historical consolidated financial statements of Allied and the related notes and the historical consolidated financial statements of BFI and related notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Disclosure Regarding Forward Looking Statements" in Allied's Annual Report on Form 10-K for the year ended December 31, 1998, as amended.


                                                   ALLIED WASTE INDUSTRIES, INC.

                                                PRO FORMA COMBINED BALANCE SHEET
                                                          June 30, 1999
                                                           (unaudited)
                                                          (in thousands)

                                                                       Pro Forma
                                                                      Adjustments
                                                                     Related to the
                                    Allied             BFI                BFI                   BFI
                                  Historical        Historical        Acquisition          Dispositions
                                   (Note 1)          (Note 2)           (Note 3)             (Note 4)         Pro Forma
                                   --------          --------           --------             --------         ---------
ASSETS
Cash and cash equivalents.......    $  34,896         $  62,999          $   89,748  (a)      $1,463,000       $  187,643
                                                                                              (1,463,000)
Other current assets............      366,016           859,855               2,504  (b)         (79,707)        1,148,668
Assets held for sale............           --                --                  --            1,463,000               --
                                                                                              (1,463,000)
                                 -------------     -------------     ---------------       --------------    -------------
   Total current assets.........      400,912           922,854              92,252              (79,707)        1,336,311
Property and equipment, net         1,940,069         2,775,291                  --             (238,278)        4,477,082
Costs in excess of net
   assets acquired, net.........    1,572,519           669,670           6,329,154  (c)        (848,661)        7,722,682
Other assets....................      150,571           171,825             247,782  (d)         (13,309)          556,869
Investments in
   unconsolidated affiliates...            --           469,667                  --             (331,424)          138,243
                                 -------------     -------------     ---------------       --------------    -------------
   Total assets................   $ 4,064,071       $ 5,009,307        $  6,669,188          $(1,511,379)     $ 14,231,187
                                 =============     =============     ===============       ==============    =============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current portion of long-term
   debt........................     $  19,391         $   8,040        $  1,463,000  (e)     $      (989)     $     26,442
                                                                                              (1,463,000)
Other current liabilities......       483,949           925,369                  --              (25,252)        1,384,066
                                 -------------     -------------     ---------------       --------------    -------------
   Total current liabilities...       503,340           933,409           1,463,000           (1,489,241)        1,410,508
Long-term debt, net of
   current portion.............     2,263,862         1,889,706           5,521,845  (e)          (6,295)        9,669,118
Other long-term liabilities....       257,006           815,823              15,112  (a)         (15,843)        1,072,098
Stockholders' equity...........     1,039,863         1,370,369           (330,769)  (f)              --         2,079,463
                                 -------------     -------------     ---------------       --------------    -------------
   Total liabilities and
equity.........................   $ 4,064,071       $ 5,009,307        $  6,669,188          $(1,511,379)     $ 14,231,187
                                 =============     =============     ===============       ==============    =============




The accompanying notes are an integral part of this pro forma combined balance sheet.



                                                   ALLIED WASTE INDUSTRIES, INC.

                                             PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                               For the Six Months Ended June 30, 1999
                                                             (unaudited)
                                            (in thousands except for per share amounts)

                                                                               Pro Forma
                                                                              Adjustments
                                           Allied              BFI           Related to the             BFI
                                           Historical      Historical       BFI Acquisition        Dispositions
                                            (Note 1)        (Note 2)            (Note 3)             (Note 4)          Pro Forma
                                            --------        --------            --------             --------          ---------
Revenues..............................      $871,402       $ 2,118,516           $       --         $ (187,617)       $ 2,802,301
Cost of operations....................       487,026         1,329,054                   --           (118,350)         1,697,730
Selling, general and administrative
   expenses...........................        67,474           259,404                   --            (19,788)           307,090
Depreciation and amortization
   expense............................        82,900           201,875                                 (15,610)           269,165
Goodwill amortization.................        18,486             8,714               70,080  (a)        (1,917)            95,363
Acquisition related and unusual costs.         1,116            19,183                   --                 469            20,768
                                           -----------    --------------    -----------------      --------------     -------------

Operating income......................       214,400           300,286             (70,080)            (32,421)           412,185
Interest income.......................         (668)           (1,158)                   --                 429           (1,397)
Interest expense......................        55,538            60,968              273,023  (b)          (274)           389,255

Equity income of unconsolidated
   affiliates.........................            --          (27,526)                   --               1,898          (25,628)

                                           -----------   ---------------    -----------------       --------------     ------------

Net income before income taxes........       159,530           268,002            (343,103)            (34,474)            49,955
Income tax expense....................        64,612           109,611            (107,844)  (c)       (13,708)            52,671
Minority interest.....................            --             2,504                   --               (383)             2,121
                                           -----------    --------------    -----------------      --------------     -------------
Net income (loss) before extraordinary
   loss...............................        94,918           155,887            (235,259)            (20,383)           (4,837)
Dividends.............................            --            60,192             (25,246)  (d)             --            34,946
                                           -----------    --------------    -----------------      --------------     -------------
Net income (loss) to common
   shareholders before extraordinary
      loss............................      $ 94,918         $  95,695        $   (210,013)         $  (20,383)        $ (39,783)
                                           ===========    ==============    =================      ==============     =============

Basic EPS:
Net income (loss) before extraordinary
   loss...............................       $  0.51                                                                   $   (0.21)
                                           ===========
                                                                                                                      =============
Weighted average common shares
   outstanding........................       186,424                                                                      186,424
                                           ===========                                                                =============
Diluted EPS:
Net income (loss) before extraordinary
   loss...............................      $   0.50                                                                   $   (0.21)
                                           ===========                                                                =============
Weighted average common and
   common equivalent shares
      outstanding.....................       190,291                                                                      186,424
                                           ===========                                                                =============




    The  accompanying  notes  are an  integral  part of this pro forma combined statement of operations.


                                                   ALLIED WASTE INDUSTRIES, INC.

                                            PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                               For the Year Ended December 31, 1998
                                                           (unaudited)
                                           (in thousands except for per share amounts)

                                                                               Pro Forma
                                                                              Adjustments
                                            Allied      Pro Forma           Related to the             BFI
                                          Historical       BFI              BFI Acquisition        Dispositions
                                           (Note 1)     (Note 2)                (Note 3)             (Note 4)          Pro Forma
                                           --------     ---------               --------             --------          ---------
Revenues............................    $ 1,575,612       $ 4,112,782           $       --         $ (370,107)       $ 5,318,287
Cost of operations..................        892,273         2,613,419                   --           (228,413)         3,277,279
Selling, general and administrative
   expenses.........................        155,835           515,149                   --            (42,840)           628,144
Depreciation and amortization
   expense..........................        149,260           392,347                   --            (26,481)           515,126
Goodwill amortization...............         30,705            17,031              140,651  (a)        (3,928)           184,459
Acquisition related and unusual costs       247,902           (3,545)                   --               (257)           244,100
Asset impairments....................        69,714                --                   --                  --            69,714
                                          ------------    --------------    -----------------      --------------     -------------

Operating income.....................        29,923           578,381            (140,651)            (68,188)           399,465
Interest income......................       (4,030)           (4,723)                   --                 560           (8,193)
Interest expense.....................        88,431           110,759              546,045  (b)          (408)           744,827

Equity in earnings of unconsolidated
   affiliates........................            --          (51,208)                   --               7,846          (43,362)

                                          ------------     -------------    -----------------      --------------     -------------

Income (loss) before income taxes,
   minority interest and extraordinary
      loss...........................      (54,478)           523,553            (686,696)            (76,186)         (293,807)
Income tax expense...................        43,773           206,283            (215,688)  (c)       (28,754)             5,614
Minority interest....................            --             2,233                   --                  --             2,233
                                          ------------    --------------    -----------------      --------------     -------------
Income (loss) before extraordinary
   loss..............................      (98,251)           315,037            (471,008)            (47,432)         (301,654)
Dividends............................            --           133,545             (66,943)  (d)             --            66,602
                                          ------------    --------------    -----------------      --------------     -------------
Net income (loss) to common
   shareholders before extraordinary
      loss...........................    $ (98,251)        $  181,492        $   (404,065)         $  (47,432)       $ (368,256)
                                          ============    ==============    =================      ==============     =============

Basic EPS:
Net loss before extraordinary loss...    $  (0.54)                                                                   $   (2.01)
                                          ============                                                                =============

Weighted average common shares
   outstanding.......................       182,796                                                                      182,796
                                          ============                                                                =============
Diluted EPS:
Net loss before extraordinary loss...     $  (0.54)                                                                   $   (2.01)
                                          ============                                                                =============
Weighted average common and
   common equivalent shares
      outstanding....................       182,796                                                                      182,796
                                          ============                                                                =============

    The  accompanying  notes  are an  integral  part of this pro forma combined statement of operations.


                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)




1.       Allied Historical Balance Sheet and Statement of Operations

The historical balances represent the balance sheet and results of operations of Allied as of and for each of the indicated periods as reported in the historical consolidated financial statements of Allied.

2.       BFI Historical Balance Sheet and Pro Forma Statement of Operations

BFI Historical Balance Sheet

The historical balances represent the consolidated balance sheet of BFI as of June 30, 1999, as reported in the historical consolidated financial statements of BFI.

BFI Pro Forma Statements of Operations

The amounts related to the BFI Acquisition in the pro forma combined statements of operations represent the historical results of operations of BFI for the six months ended June 30, 1999 and the year ended September 30, 1998 adjusted to give effect to BFI's divestiture of its operations outside of North America associated with the SITA Transaction (as defined below). Therefore, the pro forma statements of operations do not include BFI's three months ended December 31, 1998. Revenues and income before income taxes were $1,050.7 million and $129.4 million, respectively, for the three months ended December 31, 1998.

In November 1997, BFI entered into an agreement to merge its operations outside North America with SITA, a subsidiary of Suez Lyonnaise des Eaux. On March 31, 1998, BFI announced that this transaction had been completed (the "SITA Transaction"). Under the terms of the agreement, BFI received cash totaling $950 million and shares of SITA stock amounting to approximately 19.2% equity interest in SITA. Suez Lyonnaise des Eaux owns more than 50% of SITA.

                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

The following table represents the historical results of operations of BFI for the year ended September 30, 1998, giving pro forma effect to the SITA Transaction as if it had occurred on October 1, 1997 (amounts in thousands):

                                                                    Pro Forma
                                                                    Adjustments
                                                                     For SITA           Pro Forma
                                                BFI Historical      Transaction            BFI
                                              ----------------    ----------------    ---------------
      Revenues..........................      $    4,745,748      $    (632,966)      $  4,112,782
      Cost of operations................           3,064,171           (450,752)         2,613,419
      Selling, general and
          administrative expenses.......
                                                     586,819            (71,670)           515,149
      Depreciation and
         amortization expense...........             469,955            (60,577)           409,378

      Acquisition related and
         unusual costs..................            (21,464)              17,919           (3,545)
                                              ----------------    ----------------    ---------------
      Operating income..................            646,267             (67,886)           578,381

      Interest income...................            (4,723)                   --           (4,723)

      Interest expense..................            123,000             (12,241)           110,759


      Equity income of
         unconsolidated affiliates......           (60,078)                8,870           (51,208)
                                              ----------------    ----------------    ---------------

      Income before income taxes,
         minority interest and
           extraordinary loss...........            588,068             (64,515)           523,553

      Income tax expense
         (benefit)......................            232,089             (25,806)           206,283

      Minority interest.................              6,606              (4,373)             2,233
                                              ================    ================    ===============

      Net income before
         extraordinary loss.............    $       349,373      $      (34,336)     $     315,037
                                              ================    ================    ===============

3.  Pro Forma Adjustments Related to the BFI Acquisition

The pro forma adjustments related to the purchase allocation of the BFI acquisition are preliminary and do not give effect to any appraisal and marking to fair market value of the assets and liabilities of BFI which Allied intends to do in connection with the purchase accounting to be performed subsequent to the filing of this current report. Purchase price adjustments recorded based upon information to be received in the future may have a significant impact on total assets, total liabilities, cost of operations, depreciation and amortization, goodwill amortization and interest expense. In addition, the pro forma adjustments do not reflect possible acquisition related costs with respect to environmental related matters, litigation liabilities, regulatory compliance matters, restructuring, integration and abandonment of assets, which could result in significant additional charges. Future combined financial position and combined financial results of operations may be materially impacted by the purchase accounting adjustments, acquisition related costs and other possible charges, which may arise from the acquisition of BFI.


                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

Pro Forma Balance Sheet
The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following (in thousands):

(a)     Sources                                                 Uses
        ----------------------------------- ---------------     -------------------------------------- --------------
        Draw funds under the new credit     $ 5,000,000         The acquisition of BFI.                  $ 7,384,089
        facility.

        The issuance of the senior               1,993,360      The repayment of the BFI commercial          589,515
        subordinated notes.                                     paper and other short-term facilities.


        The issuance of the 6.5% senior          1,000,000      The repayment of amounts under               419,000
        convertible preferred stock.                            Allied's term loan and revolving
                                                                credit facilities.

        Draw funds under the Asset Sale          1,000,000      The payment of fees associated with          254,120
        Term Loan.                                              the financing for the transaction.

        The proceeds from gain on                   15,112      The payment of severance and                 177,000
        interest rate protection.                               termination fees.

                                                                The  payment  of transaction costs
                                                                associated  with the acquisition.             70,000

                                                                The fees associated with the                  25,000
                                                                issuance of the 6.5% senior
                                                                convertible preferred stock.

        Net cash provided.                  $      89,748

(b) The deferred tax benefit of $2.5 million from the write-off of deferred debt issuance costs related to the repayment of loans outstanding under Allied's term loan and revolving credit facilities.

(c) The cost of the acquisition of BFI in excess of the net assets acquired in the amount of $6,329.1 million.

(d) The payment of fees associated with the financings of $254.1 million less the write-off of deferred financing costs associated with Allied's term loan and revolving credit facilities of $6.3 million.

(e)     Draw funds  under the  senior  secured  credit  facilities  of  $5,000.0 million,  the  issuance  of the senior  subordinated  notes of  $2,000.0 million, and the draw funds on the Asset Sale Term Loan of $1,000.0 million, less the repayment of amounts outstanding under Allied's term loan and revolving credit facilities of $419.0 million and the repayment of the BFI commercial paper and other short-term facilities of $589.5 million.

(f) The issuance of 6.5% senior convertible preferred stock of $1,000.0 million less associated fees of $25.0 million, and the deferred tax benefit from the write-off of deferred debt issuance costs related to the repayment of amounts outstanding under Allied's term loan and revolving credit facilities of $2.5 million, less the write-off of the deferred financing costs associated with Allied's term loan and revolving credit facilities of $6.3 million and the elimination of the BFI stockholders' equity of $1,301.9 million as a result of the acquisition of BFI.

                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

Pro Forma Statement of Operations

(a) Goodwill amortization related to $6.1 billion of goodwill expected to be recorded in connection with the acquisition of BFI, net of the impact of divestitures, based on a 40 year life and reduced by the elimination of historical goodwill amortization of BFI.


(b) The net increase in interest expense and the amortization of debt issuance costs, net of reduction for write-off of debt issuance costs related to the old Allied credit facility calculated as follows (in thousands):


                                                                                              Interest
                                                                                               Expense
                                                                                               For the       Interest Expense
                                                                                             Six Months        For the Year
                                                                                             Ended June            Ended
                                                                                              30, 1999       December 31, 1998
                                                 Rate            Due          Amount
                                           -----------------    -------    -------------     ------------    ------------------
Borrowings:
     Credit Facility:
       Asset Sale Term Loan--secured            Libor +2.50%     2001        $ 1,000,000         $ 38,600           $    77,200
       Tranche A Term Loan--secured             5.74% +2.50%     2005          1,750,000           72,100               144,200
       Tranche B Term Loan--secured             5.74% +2.75%     2006          1,250,000           53,063               106,125
       Tranche C Term Loan--secured             Libor +3.00%     2007          1,500,000           61,650               123,300
       Tranche D Term Loan--unsecured           Libor +3.50%     2004            500,000           21,800                43,600
     Senior subordinated notes                        10.06%     2009          1,993,360          100,266               200,532
     Amortization of gain on interest
       rate protection                                                                             (529)                (1,058)
     Amortization of debt issuance
       costs related to the financing                                                              15,374                30,748
                                                                                             ------------    ------------------
     Increase in interest expense                                                                 362,324               724,647
                                                                                             ------------    ------------------
Repayment of:
       Allied's term loan and revolving         Libor +0.75%     2004            419,000         (12,507)              (25,014)
       credit facilities
     BFI commercial paper and other
       short-term facilities                           5.93%     2000            589,515         (17,479)              (34,958)
     Asset Sale Term Loan--secured              Libor +2.50%     2001          1,000,000         (38,600)              (77,200)
     Tranche D Term Loan--unsecured             Libor +3.50%     2004            463,000         (20,187)              (40,374)
     Amortization of debt issuance
       costs related to Allied's term
     loan                                                                                          (528)               (1,056)
         and revolving credit facilities
                                                                                             ------------    ------------------
     Decrease in interest expense                                                               (89,301)             (178,602)
                                                                                             ------------    ------------------
                Adjustment to pro forma
                   interest expense
                                                                                                $273,023           $   546,045
                                                                                             ============    ==================

As a portion of the financing arrangement has a variable rate which is not covered by a hedging agreement, the effect of a 1/8% increase in the LIBOR rate for the unhedged portion of variable rate debt is an increase in interest expense of $1.9 million and $3.8 million for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.


(c) The income tax expense at Allied's current tax rate of 39.5% applied to deductible items.


(d) The elimination of BFI's historical dividends less dividends paid on the senior convertible preferred stock calculated based on $1 billion of shares outstanding at a 6.5% rate compounded on a quarterly basis.

                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

4.  BFI Dispositions

The pro forma financial statements give effect to the proposed divestitures of the BFI medical waste operations for approximately $440.0 million, the Canadian operations of BFI for approximately $501.0 million, and certain assets of BFI Gas Services, Inc. operations for $78.0 million (which are all under definitive agreement) and the BFI investment in the common stock of SITA, S.A. which was sold for $444.0 million. The combined sales proceeds of approximately $1,463.0 million will be used to repay the $1.0 billion Asset Sale Term Loan and $463.0 million under the Tranche D Term Loan.

Pro Forma Balance Sheet

The following table represents the historical balance sheets of the BFI medical waste operations, the BFI Canadian operations, the BFI Gas Services, Inc. operations and the SITA investment (together, the "BFI Dispositions") which are reclassified to assets held for sale in the pro forma adjustments (amounts in thousands):


                                                                                 June 30, 1999
                                              ------------------------------------------------------------------------------------
                                                Canadian          Medical Waste   Gas Services          SITA              BFI
                                               Operations          Operations      Operations        Investment       Dispositions
                                              --------------    -------------    --------------    -------------     -------------
Cash and cash equivalents                     $        --       $         --     $          --    $          --   $            --
Other current assets                                 61,555           18,152                --               --            79,707
Assets held for sale                              (501,000)         (440,000)          (78,000)        (444,000)       (1,463,000)
                                              --------------    -------------    --------------    -------------     -------------
   Total current assets                           (439,445)         (421,848)          (78,000)        (444,000)      (1,383,293)
Property and equipment, net                          99,730           60,548            78,000               --           238,278
Goodwill, net                                       365,517          370,568                --          112,576           848,661
Other assets                                         13,309               --                --               --            13,309
Investments in unconsolidated affiliates                 --               --                --          331,424           331,424
                                              --------------     ------------    ---------------    -------------     ------------
   Total assets                               $      39,111     $      9,268     $          --    $          --   $        48,379

                                               =============     =============    =============     =============    =============

Other current liabilities                     $      22,054     $      3,198     $          --    $          --   $        25,252

Current portion of long-term debt                        19              970                --               --               989
Long-term debt, net of current portion                2,133            4,162                --               --             6,295
Other long-term liabilities                          14,905              938                --               --            15,843
                                               -------------     -------------    --------------     -------------   -------------
   Total liabilities and equity               $      39,111     $      9,268     $          --    $          --   $        48,379

                                               =============     =============    =============     =============    =============


                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

Pro Forma Statements of Operations

The following tables represent the historical results of operations of the BFI medical waste operations, the Canadian operations of BFI and the SITA investment, which are eliminated in the pro forma adjustments (amounts in thousands):

                                                                    Six Months Ended June 30, 1999
                                                   ------------------------------------------------------------------
                                                     Canadian          Medical Waste      SITA              BFI
                                                    Operations          Operations      Investment       Dispositions
                                                   -------------     -------------    -------------     -------------

Revenues........................................     $  86,022         $ 101,595         $     --         $ 187,617
Cost of operations..............................        57,657            60,693               --           118,350
Selling, general and administrative expenses             7,597            12,191               --            19,788
Depreciation and amortization...................         7,146             8,464               --            15,610
Goodwill amortization...........................           495             1,422               --             1,917
Acquisition related and unusual costs...........            --             (469)               --             (469)
                                                   -------------     -------------    -------------     -------------
      Operating income..........................        13,127            19,294               --            32,421
Interest income.................................         (429)                --               --             (429)
Interest expense................................            --               274               --               274
Equity in earnings of unconsolidated affiliates             --                --          (1,898)           (1,898)
                                                   -------------     -------------    -------------     -------------
      Income before taxes, minority interest
          and extraordinary loss................        13,556            19,020            1,898            34,474
Income taxes....................................         6,100             7,608               --            13,708
Minority interest...............................           383                --               --               383
                                                   -------------     -------------    -------------     -------------
      Income before extraordinary loss..........      $  7,073         $  11,412         $  1,898         $  20,383
                                                   =============     =============    =============     =============

                                                                      Year Ended September 30, 1998
                                                    -----------------------------------------------------------------
                                                      Canadian          Medical Waste       SITA              BFI
                                                     Operations           Operations     Investment      Dispositions
                                                    -------------    --------------    -------------    --------------

Revenues.........................................    $ 172,457         $ 197,650       $       --      $    370,107
Cost of operations...............................      109,147           119,266               --           228,413
Selling, general and administrative expenses            19,122            23,718               --            42,840
Depreciation and amortization....................       15,196            11,285               --            26,481
Goodwill amortization............................        1,197             2,731               --             3,928
Acquisition related and unusual costs............           --               257               --               257
                                                    -------------    --------------    -------------    --------------
    Operating income.............................       27,795            40,393               --            68,188
Interest income..................................        (560)                --               --             (560)
Interest expense.................................           --               408               --               408
Equity in earnings of unconsolidated affiliates             --                --          (7,846)           (7,846)
                                                    -------------    --------------    -------------    --------------
    Income before taxes and extraordinary
        loss.....................................       28,355            39,985            7,846            76,186
Income taxes.....................................       12,760            15,994               --            28,754
                                                    -------------    --------------    --------------    --------------
    Income before extraordinary loss.............    $  15,595         $  23,991         $  7,846         $  47,432
                                                    =============    ==============    =============    ==============

As discussed in note 2 to the BFI consolidated financial statements as previously filed on Form 8-K, dated July 19, 1999, there is no impact to the historical statement of operations for the divestiture of certain assets of BFI Gas Services, Inc. for the periods presented as the net cash flows from methane gas recovery activities at closed landfills were considered a component of closure and post-closure costs.

                          ALLIED WASTE INDUSTRIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

5.   Net Income (Loss) Before Extraordinary Loss Per Common Share

Pro forma net income (loss) per common share is calculated by dividing pro forma net income (loss) to common shareholders before extraordinary loss less requirements on the 6.5% senior convertible preferred stock by the pro forma weighted average common and common equivalent shares outstanding during the period. Pro forma weighted average common and common equivalent shares have been computed as follows:

                                                                  Six Months Ended                 Year Ended
                                                                    June 30, 1999              December 31, 1998
                                                               ------------------------     -------------------------
                                                                 Basic        Diluted         Basic         Diluted
                                                               ----------     ---------     ----------     ----------

Historical weighted average common shares.............            186,424        186,424       182,796        182,796
Common stock equivalents -
        Stock options and warrants....................              N/A               --         N/A                --
Pro forma effect of issuing the
         6.5% senior convertible preferred stock......              N/A               --         N/A                --
Pro forma effect of issuing stock dividends
        on the 6.5% senior convertible preferred stock              N/A               --         N/A                --

                                                               ==========      =========     ==========     ==========
                                                                  186,424        186,424       182,796        182,796
                                                               ==========      =========     ==========     ==========

Conversion has not been assumed for stock options and warrants and the 6.5% senior convertible preferred stock in the diluted earnings per share calculation as the effect would not be dilutive.

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     ALLIED WASTE INDUSTRIES, INC.


                       By:                /s/PETER S. HATHAWAY
                              ---------------------------------------------
                                           Peter S. Hathaway
                               Vice President & Chief Accounting Officer



Date:     September 14, 1999